Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor  |  San Francisco, CA 94111-5998  |  tel 415.983.1000  |  fax 415.983.1200
MAILING ADDRESS:  P.O. Box 2824, San Francisco, CA 94126-2824

October 22, 2025

First Northern Community Bancorp
195 North First Street
Dixon, California 95620

RE: Post-Effective Amendment No. 1 to Registration Statements on Form S-8
       (Registration Nos. 333-207951 and 333-262318)

Ladies and Gentlemen:

We are acting as counsel for First Northern Community Bancorp, a California corporation (the “Company”), in connection with a Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (the “Post-Effective Amendment”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of (i) 446,594 shares of the Company’s common stock, no par value per share (the “Common Stock”), which previously were issuable pursuant to the First Northern Community Bancorp 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”), and which going forward may be issued pursuant to the First Northern Community Bancorp 2026 Stock Incentive Plan (the “2026 Stock Incentive Plan”) to the extent not issued under the 2016 Stock Incentive Plan, and (ii) 260,576 shares of the Company’s Common Stock, which previously were issuable pursuant to the First Northern Community Bancorp 2016 Employee Stock Purchase Plan (the “2016 ESPP”), and which going forward may be issued pursuant to the First Northern Community Bancorp 2026 Employee Stock Purchase Plan (the “2026 ESPP” and, together with the “2026 Stock Incentive Plan”, the “Plans”) to the extent not issued under the 2016 ESPP (collectively, the “Rollover Shares”).

We have reviewed the Post-Effective Amendment, the Plans and such other documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Rollover Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of California, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Post-Effective Amendment.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP